Exhibit 99.4

[Ford Credit Floorplan Corporation]
[Ford Credit Floorplan LLC]
Depositor[s]

Ford Credit Floorplan Master Owner Trust __
Issuer

[Ford Credit Floorplan Master Owner Trust __]
[MOT__]

Ford Motor Credit Company LLC
Servicer

[Back-up Servicer]
Back-up Servicer

___________________________________

Back-up Servicing Agreement

Dated as of ________, 20__
___________________________________

Table of Contents

i

Exhibit A – Form of Back-up Servicer Notice

ii

Back-up Servicing Agreement, dated as of ________, 20__, by and among [Ford Credit Floorplan Corporation, a Delaware corporation ("FCF Corp"),] [and] [Ford Credit Floorplan LLC, a Delaware limited liability company ("FCF LLC")], [each] as a Depositor, Ford Credit Floorplan Master Owner Trust __, a Delaware statutory trust, as Issuer, [Ford Credit Floorplan Master Owner Trust __, a Delaware statutory trust ("MOT__")], Ford Motor Credit Company LLC, a Delaware limited liability company, as Servicer, and [Back-up Servicer], a [State, entity type], as Back-up Servicer.

Recitals

A.           The Depositor[s], the Servicer, the Issuer and [MOT__] have entered into [a] Transfer and Servicing Agreement[s] which provide for, among other things, the servicing of certain Receivables held by the Issuer [and MOT__].

B.           The Depositor[s], the Servicer, the Issuer and [MOT__] desire that the Back-up Servicer perform certain back-up servicing duties in accordance with the terms of this Agreement, and to assume the role of Successor Servicer if the Servicer is terminated under the Transfer and Servicing Agreement[s].

C.           The Back-up Servicer is willing to perform the back-up servicing duties specified herein and to assume the role of Successor Servicer under the terms of the Transfer and Servicing Agreement[s] pursuant to the conditions described therein.

In consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.

Statement of Agreement

ARTICLE I

Definitions

Section 1.01                      Definitions.  Whenever used in this Agreement, the following words and phrases have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

"Agreement" means this Back-up Servicing Agreement, as the same may be further amended, supplemented or otherwise modified from time to time.

"Back-up Servicer" means [Back-up Servicer], a [State, entity type].

"Back-up Servicer Reserve Account" has the meaning specified in Section 8.03(d) of the Indenture.

"Back-up Servicing Fee" has the meaning specified in Section 2.02(a).

"Back-up Servicing Officer" means any officer of the Back-up Servicer involved in, or responsible for, the back-up servicing of the Receivables whose name appears on a list of servicing officers furnished to the Servicer by the Back-up Servicer, as such list may be amended from time to time.

"Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York, the State of [State] or the State of Delaware are authorized or obligated by law, executive order or governmental decree to be closed.

"Collection Account" has the meaning specified in the Indenture.

"Collection Period" has the meaning specified in the Indenture.

"Data Dictionary" has the meaning specified in Section 2.01(b)(ii).

"Delaware Trustee" means [Delaware Trustee], a [State, entity type], in its capacity as Delaware trustee under the Trust Agreement, its successors in interest and any successor Delaware trustee under the Trust Agreement.

"Determination Date" has the meaning specified in the Transfer and Servicing Agreement[s].

"Distribution Date" has the meaning specified in the Transfer and Servicing Agreement[s].

"Distribution Date Statement" has the meaning specified in the Transfer and Servicing Agreement[s].

"FCF Corp" means Ford Credit Floorplan Corporation, a Delaware corporation, and its successors.

"FCF LLC" means Ford Credit Floorplan LLC, a Delaware limited liability company, and its successors.

"Ford" means Ford Motor Company, a Delaware corporation, and its successors.

"Ford Credit" means Ford Motor Credit Company LLC, a Delaware limited liability company, and its successors.

"Governmental Authority" means the United States of America or any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to the government of the United States of

America or any state or other political subdivision thereof having jurisdiction over the applicable Person.

"Indenture" means the Indenture, dated as of ________, 20__, between the Issuer and the Indenture Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

"Indenture Supplement" has the meaning specified in the Indenture.

"Indenture Trustee" means [Indenture Trustee], a [State, entity type], in its capacity as indenture trustee under the Indenture, its successors in interest and any successor indenture trustee under the Indenture.

"Insolvency Event" has the meaning specified in the Indenture.

"Issuer" means Ford Credit Floorplan Master Owner Trust __ created by the Trust Agreement, the corpus of which consists of the Trust Assets.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

"Monthly Back-up Servicing Fee" has, with respect to any Series, the meaning specified in the related Indenture Supplement.

"Monthly Data File" has the meaning specified in Section 2.01(c).

"Opinion of Counsel" means a written opinion of counsel, who may be counsel for, or an employee of, the Person providing the opinion and who is reasonably acceptable to the Indenture Trustee.

"Owner Trustee" means [Owner Trustee], a [State, entity type], in its capacity as owner trustee under the Trust Agreement, its successors in interest and any successor owner trustee under the Trust Agreement.

"Person" means any legal person, including any individual, corporation, partnership, association, joint stock company, limited liability company, trust, unincorporated organization, governmental entity or other entity of similar nature.

"Receivable" has the meaning specified in the Transfer and Servicing Agreement[s].

"Receivables Purchase Agreement" has the meaning specified in the Transfer and Servicing Agreement[s].

"Regulation AB" means Subpart 229.1100- Asset Backed Securities (Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as clarified and interpreted by the Securities and Exchange Commission or its staff.

"Requirements of Law" for any Person means the certificate of incorporation and by laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of an arbitrator or Governmental Authority, whether federal, state or local, in each case applicable to or binding upon such Person or to which such Person is subject.

"Responsible Person" means, for the Administrator, the Depositor[s], the Seller, the Back-up Servicer and the Servicer, any Person designated in an Officer's Certificate of such Person or other notice signed by an officer of such Person as authorized to act for such Person, which Officer's Certificate or other notice has been sent to all other transaction parties including the Owner Trustee and the Indenture Trustee.

"Seller" means Ford Credit, as seller under the Receivables Purchase Agreement[s].

"Servicer" means, initially, Ford Credit, in its capacity as Servicer under each of the Transfer and Servicing Agreement[s], and after any Servicing Transfer, the Successor Servicer.

"Servicing Transfer" has the meaning specified in the Transfer and Servicing Agreement[s].

"Successor Servicer" has the meaning specified in the Transfer and Servicing Agreement[s].

"Transaction Documents" has the meaning specified in the Indenture.

"Transfer and Servicing Agreement" means [each of (a)] the Transfer and Servicing Agreement, dated as of ______, 20__, among [FCF Corp]/[FCF LLC], the Servicer and the Issuer[, and (b) the Transfer and Servicing Agreement, dated as of ______, 20__, among [FCF Corp] / [FCF LLC], the Servicer and MOT__].

"Depositor" means [each of] [FCF Corp] [and] [FCF LLC], and [its]/[their respective] successors and assigns permitted hereunder.

"Transition Costs" has the meaning specified in the Transfer and Servicing Agreement[s].

"Trust Agreement" means the Amended and Restated Trust Agreement relating to the Issuer, dated as of ________, 20__, among [FCF Corp]/[FCF LLC], the Owner Trustee and the Delaware Trustee, as the same may be amended, supplemented or otherwise modified from time to time.

Section 1.02                      Other Definitional Provisions.

(a)           All terms used herein and not otherwise defined herein have the meanings ascribed to them in the Transfer and Servicing Agreement[s].

(b)           All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(c)           As used in this Agreement and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Agreement or in any such certificate or other document, and accounting terms partly defined in this Agreement or in any such certificate or other document to the extent not defined, have the respective meanings given to them under generally accepted accounting principles or regulatory accounting principles, as applicable and as in effect on the date of this Agreement.  To the extent that the definitions of accounting terms in this Agreement or in any such certificate or other document are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles in the United States, the definitions contained in this Agreement or in any such certificate or other document will control.

(d)           Any reference to each Rating Agency only applies to any specific rating agency if such rating agency is then rating any outstanding Series.

(e)           Unless otherwise specified, references to any dollar amount as of any particular date mean such amount at the close of business on such day.

(f)           The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to any subsection, Section, Schedule or Exhibit are references to subsections, Sections, Schedules and Exhibits in or to this Agreement, unless otherwise specified.  The term "including" means "including without limitation."

ARTICLE II

Back-up Servicing

Section 2.01                      Acceptance of Appointment and Other Matters Relating to Back-up Servicer.

(a)           The Back-up Servicer hereby accepts and agrees to perform the back-up servicing duties specified in this Agreement and agrees to assume the role of Successor Servicer under the terms of the Transfer and Servicing Agreement[s] pursuant to the conditions described in the Transfer and Servicing Agreement[s].  The Back-up Servicer agrees to perform the back-up servicing duties specified in this Agreement in accordance with its customary and usual procedures for providing back-up servicing for other pools of receivables similar to the Receivables.

(b)           The parties acknowledge that the Servicer and the Back-up Servicer have completed the following as of the date of execution of this Agreement:

(i)      the Back-up Servicer has conducted an on-site visit of the Servicer's servicing operations for dealer floorplan finance receivables and met with appropriate operations personnel to discuss the processes and procedures used by the Servicer in performing its servicing duties under the Transfer and Servicing Agreement[s]; and

(ii)      the Servicer has provided the Back-up Servicer with a data dictionary of the principal terms used in its source dealer floorplan finance receivables system, known as the [______________] system, that are required to perform the duties set forth in subsection (c) below and to service the Receivables (the "Data Dictionary"), and the Back-up Servicer acknowledges that it has received the Data Dictionary and confirms that it has reviewed the Data Dictionary and that the Data Dictionary is sufficient for it to perform its duties set forth in subsection (c) below.

(c)                 No later than the second Business Day after each Distribution Date (beginning with the __________ 20__ Distribution Date), the Servicer will deliver to the Back-up Servicer a computer tape or make an electronic posting to a password-protected website to which the Back-up Servicer has been provided access, in a format reasonably acceptable to the Back-up Servicer, containing the Distribution Date Statement for such Distribution Date and the information with respect to the Notes and the Receivables necessary for preparation of such Distribution Date Statement (the "Monthly Data File").  The Back-up Servicer will use the Monthly Data File to confirm the information contained in the Distribution Date Statement, to the extent such information is contained in the Monthly Data File.  On or before the fifth Business Day after the Distribution Date, the Back-up Servicer will deliver to the Servicer and the Indenture Trustee a notice in the form of Exhibit A to this Agreement either (i) certifying that it has confirmed the accuracy of the Distribution Date Statement, as described above, or (ii) describing any discrepancies discovered in the Distribution Date Statement.  The Servicer will deliver a copy of the notice to the Rating Agencies.  If the Back-up Servicer reports any discrepancies, the Servicer and the Back-up Servicer will use reasonable efforts to reconcile such discrepancies in good faith prior to the next Distribution Date or, if such reconciliation cannot be completed by the next Distribution Date, as soon as reasonably practicable thereafter; provided, however, that, in the absence of a reconciliation, the Distribution Date Statement prepared by the Servicer will control for the purpose of calculations and distributions with respect to each succeeding Distribution Date until such reconciliation is complete.  The Servicer will notify the Indenture Trustee of the results of such reconciliation on or prior to the Distribution Date following such reconciliation (which notice may be included in the related Distribution Date Statement).

(d)           The Back-up Servicer will conduct annual on-site visits of the Servicer's servicing operations for dealer floorplan finance receivables to meet with appropriate operations personnel to discuss any material changes in processes and procedures that have occurred since the last visit; provided, that the Back-up Servicer will not conduct any such visit (including the on-site visit described in Section 2.01(b)(i)) more than once in any 12-month period.

(e)           The Servicer agrees to provide the Back-up Servicer with any information it may reasonably request in order to facilitate a Servicing Transfer.

Section 2.02                      Back-up Servicing Compensation.

(a)           As full compensation for its back-up servicing activities hereunder and reimbursement for its expenses in excess of the expenses set forth in the immediately following paragraph, the Back-up Servicer is entitled to receive the Back-up Servicing Fee on each Distribution Date (beginning with the _________ 20__ Distribution Date) on or before the termination date of this Agreement pursuant to Section 4.02, payable in arrears.  The "Back-up Servicing Fee" is the aggregate of the Monthly Back-up Servicing Fees specified in the Indenture Supplements.  The Back-up Servicing Fee is payable to the Back-up Servicer solely to the extent amounts are available for payment in accordance with the terms of the Indenture Supplements.

(b)           The Servicer will also pay, or cause to be paid, the following amounts to the Back-up Servicer:

(i)      on or prior to the date of this Agreement, a one-time acceptance fee of $_____ for undertaking the obligations of the Back-up Servicer hereunder;

(ii)      on or prior to the Closing Date of any new Series of Notes under the Indenture, an acceptance fee of $________;

(iii)                 within 30 days of receipt of a detailed billing statement, the reasonable fees and expenses, including travel expenses incurred by the Back-up Servicer, in connection with the annual on-site visits pursuant to Section 2.01(d), subject to an annual cap of $______.

(c)           The parties acknowledge that, if the Back-up Servicer is appointed as the Successor Servicer under the Transfer and Servicing Agreement[s], the Back-up Servicer will be entitled to be reimbursed for Transition Costs.  Up to $______ of such Transition Costs (in the aggregate for each of the Transfer and Servicing Agreement[s]) will be paid to the Back-up Servicer by the Indenture Trustee from the funds on deposit in the Back-up Servicer Reserve Account in accordance with the provisions of Section 6.02 of the Transfer and Servicing Agreement[s], and any Transition Costs in excess of such amount will be paid to the Back-up Servicer pursuant to Section 4.04(a) of the Indenture Supplements.  In no event will the Indenture Trustee be personally responsible for the payment of any Transition Costs.

(d)           Except as otherwise set forth in this Section 2.02, the Back-up Servicer will be required to pay all expenses incurred by it in connection with its back-up servicing activities hereunder.

Section 2.03                      Representations, Warranties and Covenants of Back-up Servicer.

(a)           Representations and Warranties.  The Back-up Servicer hereby makes the following representations, warranties and covenants:

(i)      Organization and Good Standing.  It is a [entity type] duly organized, validly existing and in good standing under the laws of [State] and has, in all material respects, full corporate or other power, authority and legal rights to own its properties and conduct its floorplan receivable servicing business as such properties are currently owned and as such business is currently conducted, and to execute, deliver and perform its obligations under this Agreement.

(ii)      Due Qualification.  It is duly qualified to do business and, where necessary, is in good standing as a foreign corporation or other legal entity (or is exempt from such requirements) and has obtained all necessary licenses and approvals in each jurisdiction where the servicing of the Receivables as required by this Agreement requires such qualification, except where the failure to so qualify or obtain licenses or approvals would not have a material adverse effect on its ability to perform its obligations under this Agreement.

(iii)                 Due Authorization.  It has duly authorized by all necessary action on its part, the execution and delivery of this Agreement and the consummation of the transactions provided for or contemplated by this Agreement.

(iv)                 No Conflict.  Its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to it, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any material indenture, contract, agreement, mortgage, deed of trust or other instrument to which it is a party or by which it or its properties are bound.

(v)      No Violation.  Its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and its fulfillment of the terms hereof applicable to it will not conflict with or violate any material Requirement of Law applicable to it.

(vi)                 No Proceedings.  There are no proceedings pending or, to the best of its knowledge, no proceedings threatened or investigations pending or threatened against it before or by any Governmental Authority (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (C) seeking any determination or ruling that, in its reasonable judgment, would materially and adversely affect its performance of its obligations under this Agreement or (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement.

(vii)                 All Consents Required.  All material authorizations, consents, orders, approvals or other actions of any Governmental Authority required to be obtained or effected by it in connection with its execution and delivery of this Agreement, its performance of the transactions contemplated by this Agreement and the fulfillment of the terms hereof applicable to it, have been duly obtained or effected and are in full force and effect.

(viii)                 Enforceability.  This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect affecting the enforcement of creditors' rights and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity).

(ix)                 Compliance with Requirements of Law.  It will duly satisfy all obligations on its part to be fulfilled under or in connection with the Receivables and the Accounts, will maintain in effect all qualifications required under Requirements of Law in order to service properly the Receivables and the Accounts and will comply in all material respects with all Requirements of Law in connection with its obligations under this Agreement, the failure to comply with which would have a material adverse effect on the interests of the Noteholders, the holders of the Depositor Interest or any Series Enhancers.

(b)           Notice of Breach.  The representations and warranties set forth in Section 2.03(a) will survive the termination of any Series of Notes.  Upon discovery by either Depositor, the Owner Trustee, the Indenture Trustee or the Servicer of a material breach of any of the foregoing representations and warranties, the party discovering such breach will give prompt written notice to the other parties.

Section 2.04                      Regulation AB.  [Back-up Servicer] acknowledges, in its capacity as Back-up Servicer under this Agreement, that to the extent it is deemed to be participating in the servicing function pursuant to Item 1122 of Regulation AB, it will take any action reasonably requested by the Servicer to ensure compliance with the requirements of Sections 3.05 and 3.06 of the Transfer and Servicing Agreement[s] and with Item 1122 of Regulation AB.  Such required documentation will be delivered to the Servicer by March 15 of each calendar year.

ARTICLE III

Other Matters Relating To Back-up Servicer

Section 3.01                      Liability of Back-up Servicer.  The Back-up Servicer will be liable under this Article III only to the extent of the obligations specifically undertaken by the Back-up Servicer in its capacity as Back-up Servicer and as otherwise provided in Section 3.04.

Section 3.02                      Merger or Consolidation of, or Assumption of, Obligations of Back-up Servicer.  Any Person (i) into which the Back-up Servicer may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Back-up Servicer will be a party, (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Back-up Servicer, or (iv) succeeding to the business of the Back-up Servicer, which Person in any of the foregoing cases is an Eligible Servicer and executes an agreement of assumption to perform every obligation of the Back-up Servicer under this Agreement and, whether or not such assumption agreement is executed, will be the successor to the Back-up Servicer under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement, anything in this Agreement to the contrary notwithstanding; provided, however, that nothing contained herein will be deemed to release the Back-up Servicer from any obligation.

Section 3.03                      Limitation on Liability of Back-up Servicer and Others.

(a)           Subject to Section 3.01, neither the Back-up Servicer nor any of its directors, shareholders, officers, employees or agents will be under any liability to the Issuer, the Owner Trustee, the Delaware Trustee, the Indenture Trustee, the Servicer, the Depositor[s], the Noteholders, any Series Enhancers or any other Person for any action taken or for refraining from the taking of any action in the capacity as Back-up Servicer under this Agreement whether arising from express or implied duties under this Agreement; provided, however, that this provision does not protect the Back-up Servicer or any such Person against any liability that would otherwise be imposed by reason of willful wrongdoing, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.  The Back-up Servicer and any of its directors, shareholders, officers, employees or agents may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  The Back-up Servicer will not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its servicing responsibilities hereunder and that in its reasonable opinion may involve it in any expense or liability.

(b)           The Back-up Servicer will not be liable for any obligation of the Servicer contained in this Agreement or for any errors of the Servicer contained in any computer tape, certificate or other data or document delivered to the Back-up Servicer hereunder or on which the Back-up Servicer must rely in order to perform its obligations hereunder, and the Issuer, the Owner Trustee, the Delaware Trustee, the Indenture Trustee, the Servicer, the Depositor[s], the Noteholders, any Series Enhancers or any other Person will look only to the Servicer to perform such obligations.  The Back-up Servicer will have no responsibility and will not be in default hereunder or incur any liability for any failure, error, malfunction or any delay in carrying out any of their respective duties under this Agreement if such failure or delay results from the Back-up Servicer acting in accordance with information prepared or supplied by any Person other than the Back-up Servicer or the failure of any such other Person to prepare or provide such information.  The Back-up Servicer will have no responsibility, will not be in default and will incur no liability for (i) any act or failure to act of any third party, including the Servicer, (ii) any inaccuracy or omission in a notice or communication received by the Back-up Servicer from any third party, (iii) the invalidity or unenforceability of any Receivable under applicable law, (iv) the breach or inaccuracy of any representation or warranty made with respect to any Receivable, or (v) the acts or omissions of any successor Back-up Servicer.

(c)           Except for the obligations undertaken by the Back-up Servicer in this Agreement, the Back-up Servicer will have no obligation to take any action, or to perform any of the duties of the Servicer, under the Transfer and Servicing Agreement[s] or the Transaction Documents until such time as the Back-up Servicer has become the Successor Servicer pursuant to Section 6.02 of the Transfer and Servicing Agreement.

Section 3.04                      Back-up Servicer Indemnification.

(a)           Notwithstanding Section 3.03 to the contrary, the Back-up Servicer will indemnify and hold harmless each of the Issuer, the Depositor[s], the Servicer, the Owner Trustee, the Delaware Trustee, the Indenture Trustee and any trustees predecessor thereto and their respective directors, officers, employees and agents from and against any and all loss, liability, claim, expense, damage or injury suffered or sustained thereby by reason of the breach of this Agreement by the Back-up Servicer, the violation of federal or state securities laws by the Back-up Servicer, the willful wrongdoing, bad faith or negligence of the Back-up Servicer in the performance of its duties or by reason of the reckless disregard of its obligations and duties under this Agreement.

(b)           The Back-up Servicer's obligations under this Section will survive the termination of this Agreement and/or the Issuer or the resignation or removal of the Back-up Servicer.

Section 3.05                      Back-up Servicer Not to Resign.  The Back-up Servicer may not resign from the obligations and duties hereby imposed on it, except:

(i)      upon determination that (A) the performance of its duties hereunder is no longer permissible under applicable law and (B) there is no reasonable action that the Back-up Servicer could take to make the performance of its duties hereunder permissible under applicable law; or

(ii)      with the consent of the Servicer, upon the assumption of such obligations and duties by a successor Back-up Servicer that is an Eligible Servicer.

Any determination permitting the resignation of the Back-up Servicer must be evidenced as to clause (i) above by an Opinion of Counsel to such effect delivered to the Issuer, the Servicer, the Owner Trustee and the Indenture Trustee.  No resignation pursuant to clause (i) above will become effective until a successor Back-up Servicer that is an Eligible Servicer has been appointed by the Servicer and executes an agreement of assumption to perform every obligation of the Back-up Servicer under this Agreement; provided, that, if a successor Back-up Servicer is not appointed within 60 days of the giving of notice of resignation and the delivery of the Opinion of Counsel, the Back-up Servicer may petition a court of competent jurisdiction to appoint any Person qualifying as an Eligible Servicer as the successor Back-up Servicer hereunder.  The resigning Back-up Servicer agrees to cooperate with any successor Back-up Servicer appointed by the Servicer in effecting the transfer of the responsibilities and rights of the resigning Back-up Servicer under this Agreement, including the delivery to the successor Back-up Servicer of all documents, records and electronic information related to the Receivables in the possession of the resigning Back-up Servicer.

Section 3.06                      Confidential Information.  [Back-up Servicer] acknowledges that it has executed and delivered to Ford Credit a Confidentiality Agreement, dated as of _____, 20__ (the "Confidentiality Agreement"), relating to the Issuer and for the benefit of Ford Credit.  [Back-up Servicer] acknowledges the terms and provisions of the Confidentiality Agreement and agrees that all of the obligations of [Back-up Servicer] to Ford Credit under the Confidentiality Agreement are incorporated by reference in this Agreement as obligations of the Back-up Servicer as if made in this Agreement.

Section 3.07                      Audits of Back-up Servicer.  The Back-up Servicer agrees that, with reasonable prior notice, it will permit any authorized representative of the Servicer, during the Back-up Servicer's normal business hours, to examine and audit the books of account, records, reports and other documents and materials of the Back-up Servicer relating to (a) the performance of the Back-up Servicer's obligations under this Agreement, (b) any payments of fees and expenses of the Back-up Servicer in connection with such performance and (c) any claim made by the Back-up Servicer under this Agreement.  In addition, the Back-up Servicer will permit such representatives to make copies and extracts of any such books and records and to discuss the same with the Back-up Servicer's officers and employees.  The Servicer will, and will cause its authorized representatives to, hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing) and except to the extent that the Servicer may reasonably determine that such disclosure is consistent with its obligations under this Agreement.  The Back-up Servicer will maintain all such pertinent books, records, reports and other documents and materials for a period of two years after the termination of its obligations under this Agreement.

ARTICLE IV

Termination

Section 4.01                      Termination of Back-up Servicer.  The Servicer may terminate all of the rights and obligations of the Back-up Servicer under this Agreement (a) upon a breach of any of the representations, warranties, covenants or obligations of the Back-up Servicer contained in this Agreement, (b) if the long-term, unsecured debt ratings of the Back-up Servicer are lower than "____" from S&P or "_____" from Moody's or (c) upon the occurrence of an Insolvency Event with respect to the Back-up Servicer.  No termination pursuant to Section 4.01 will become effective until a successor Back-up Servicer that is an Eligible Servicer has been appointed by the Servicer and executes an agreement of assumption to perform every obligation of the Back-up Servicer under this Agreement.  The terminated Back-up Servicer agrees to cooperate with any successor Back-up Servicer appointed by the Servicer in effecting the transfer of the responsibilities and rights of the terminated Back-up Servicer under this Agreement, including the delivery to the successor Back-up Servicer of all documents, records and electronic information related to the Receivables in the possession of the terminated Back-up Servicer.  The Servicer will notify the Rating Agencies prior to any termination of the Back-up Servicer.

Section 4.02                      Termination of Agreement.  This Agreement and the respective obligations and responsibilities of the Depositor[s], the Servicer, the Issuer, [MOT__] and the Back-up Servicer under this Agreement will terminate, except with respect to the duties described in Section 3.04, on the earliest to occur of (a) the appointment of the Back-up Servicer as Successor Servicer under the Transfer and Servicing Agreement[s], (b) in the sole discretion of the Servicer, without cause, upon not less than 30 days' notice to the Back-up Servicer, if the long-term, unsecured debt ratings of the Servicer are at least "____" from S&P and "____" from Moody's, (c) in the sole discretion of the Servicer, the payment in full of all outstanding Notes and the satisfaction and discharge of the Indenture and (d) the Trust Termination Date.  The Servicer will notify the Rating Agencies prior to any termination of this Agreement pursuant to clause (b) above.

ARTICLE V

Miscellaneous Provisions

Section 5.01                      Amendment.

(a)           This Agreement may be amended from time to time by the Issuer, [MOT__], the Servicer, the Depositor[s] and the Back-up Servicer, by a written instrument signed by each of them, without the consent of the Indenture Trustee or any of the Noteholders; provided that:

(i)      the Depositor[s] have delivered to the Indenture Trustee and the Owner Trustee an Officer's Certificate, dated the date of any such amendment, stating that the Depositor[s] reasonably believe that such amendment will not have an Adverse Effect; and

(ii)      the Rating Agency Condition has been satisfied with respect to any such amendment;

provided, however, that the Issuer, [MOT__], the Servicer, the Depositor[s] and the Back-up Servicer, may enter into one or more amendments, without the consent of the Indenture Trustee or the Holders of any Notes or prior notice to the Rating Agencies in order (A) to cure any ambiguity, to correct or supplement any provision herein or in any amendment hereto that may be inconsistent with any other provision herein or in any amendment hereto or (B) to make any other provisions with respect to matters or questions arising under this Agreement or in any amendment hereto so long as a final amendment to this Agreement signed by the parties hereto is delivered to each Rating Agency and the Indenture Trustee within ten days of its execution and the Depositor[s] have delivered to each Rating Agency and the Indenture Trustee an Officer's Certificate, dated the date of any such amendment, stating that the Depositor[s] reasonably believe that such amendment will not have an Adverse Effect.

Additionally, notwithstanding the preceding sentence, this Agreement may be amended by the Issuer, [MOT__,] the Servicer, the Depositor[s] and the Back-up Servicer without the consent of the Indenture Trustee or any of the Noteholders or Series Enhancers to add, modify or eliminate such provisions as may be necessary or advisable in order to enable all or a portion of the Issuer to avoid the imposition of state or local income or franchise taxes imposed on the Issuer's property or its income; provided, however, that (A) the Depositor[s] deliver to the Indenture Trustee and the Owner Trustee an Officer's Certificate to the effect that the proposed amendments meet the requirements set forth in this Section 5.01(a), (B) the Rating Agency Condition has been satisfied with respect to such amendment and (C) such amendment does not affect the rights, duties or obligations of the Indenture Trustee or the Owner Trustee hereunder.

(b)           This Agreement may also be amended from time to time by the Issuer, [MOT__,] the Servicer, the Depositor[s] and the Back-up Servicer, with the consent of the Holders of Notes evidencing not less than 66 2/3% of the aggregate unpaid principal amount of the Notes of all adversely affected Series and without the requirement that the Rating Agency Condition be satisfied or that the Depositor[s] deliver an Officer's Certificate provided in Section 5.01(a) stating that there is no Adverse Effect, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Noteholders; provided, however, that no such amendment may reduce the aforesaid percentage required to consent to any such amendment without the consent of each affected Noteholder.  Any amendment to be effected pursuant to this Section 5.01(b) will be deemed to adversely affect all outstanding Series, other than any Series with respect to which such action will not, as evidenced by an Opinion of Counsel for the Depositor[s], addressed and delivered to the Owner Trustee and the Indenture Trustee, adversely affect the interests of any Noteholder of such Series.

(c)           Promptly after the execution of any amendment or consent pursuant to Section 5.01(a), the Owner Trustee will notify the Indenture Trustee and each Noteholder, and the Servicer will notify each Series Enhancer, of the substance of such amendment.  Prior to the execution of any amendment or consent (other than an amendment pursuant to Section 5.01(a)), the Servicer will provide written notice to each Rating Agency of the substance of such proposed amendment.

(d)           If Noteholders are required to consent to any proposed amendments pursuant to this Section, such Noteholders need not consent to or approve the particular form of such amendment.  The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Noteholders is subject to such reasonable requirements as the Indenture Trustee prescribes.

Section 5.02                      No Petition.  Each of the Servicer, Ford Credit (if it is no longer the Servicer), the Back-up Servicer and the Owner Trustee, by entering into this Agreement, each Noteholder, by accepting a Note, each holder of an interest in the Depositor Interest, by accepting such interest, and each of the Delaware Trustee, the Indenture Trustee and the Series Enhancers, by accepting the benefits of this Agreement, hereby covenants and agrees that it will not at any time institute against either Depositor, the Issuer or [MOT__] any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law.

Section 5.03                      Governing Law.  This Agreement is to be construed in accordance with the laws of the State of New York, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder are to be determined in accordance with such laws.

Section 5.04                      Notices.  All notices, demands, instructions and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given: (i) upon delivery or, in the case of a letter mailed by registered first class mail, postage prepaid, three days after deposit in the mail, (ii) in the case of a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient, (iii) in the case of an email, when receipt is confirmed by telephone or reply email from the recipient, and (iv) in the case of an electronic posting to a password-protected website to which the recipient has been provided access, upon delivery of an email to such recipient stating that such electronic posting has occurred.  Unless otherwise specified in a notice sent in accordance with the provisions of this Section, notices, demands, instructions and other communications in writing will be given to the respective parties at their respective addresses as follows: (i) in the case of the Depositor[s], [Ford Credit Floorplan Corporation] or [Ford Credit Floorplan LLC], c/o Ford Motor Credit Company LLC, c/o Ford Motor Company, World Headquarters, Suite 801-C1, One American Road, Dearborn, Michigan 48126, Attention: Ford Credit SPE Management Office (facsimile no. 313-390-4133), with a copy to: Ford Motor Credit Company LLC, FMCC Building, Suite 2411, One American Road, Dearborn, Michigan 48126, Attention: Corporate Secretary (facsimile no. 313-337-1160), (ii) in the case of the Servicer, Ford Motor Credit Company LLC, c/o Ford Motor Company, World Headquarters, Suite 801-C1, One American Road, Dearborn, Michigan 48126, Attention: Securitization Operations Supervisor (facsimile no. 313-390-4133), with a copy to: Ford Motor Credit Company LLC, FMCC Building, Suite 2411, One American Road, Dearborn, Michigan 48126, Attention: Corporate Secretary (facsimile no. 313-337-1160), (iii) in the case of the Issuer, [MOT__,] the Owner Trustee and the Delaware Trustee, [address], Attention: Corporate Trust Administration, (iv) in the case of the Indenture Trustee, at its Corporate Trust Office as specified in the Indenture and (v) in the case of the Back-up Servicer, [address], Attention: Corporate Trust Office; or, as to each party, at such other address as may be designated by such party in a written notice to each other party.  All notices are effective on receipt.

Section 5.05                      Severability of Provisions.  If one or more of the covenants, agreements, provisions or terms of this Agreement is for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms will be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and will in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 5.06                      Further Assurances.  The Servicer and the Back-up Servicer agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Depositor[s], the Owner Trustee or the Indenture Trustee in order to effect more fully the purposes of this Agreement.

Section 5.07                      No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Owner Trustee, the Indenture Trustee or the Noteholders, any right, remedy, power or privilege under this Agreement will operate as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided under this Agreement are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 5.08                      Counterparts.  This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which will be an original, but all of which together will constitute one and the same instrument.

Section 5.09                      Third Party Beneficiaries.  This Agreement will inure to the benefit of and be binding upon the parties hereto, the Owner Trustee, the Delaware Trustee, the Indenture Trustee, the Noteholders, the holders of the Depositor Interest, any Series Enhancers and their respective successors and permitted assigns.  Except as otherwise expressly provided in this Agreement, no other Person will have any right or obligation hereunder.

Section 5.10                      Merger and Integration.  Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.  This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

Section 5.11                      Headings.  The headings herein are for purposes of reference only and are not intended to otherwise affect the meaning or interpretation or any provision of this Agreement.

Section 5.12                      Limitation of Liability of Owner Trustee.  Notwithstanding anything contained herein to the contrary, this instrument has been signed on behalf of the Issuer by [Owner Trustee] not in its individual capacity but solely in its capacity as Owner Trustee of the Issuer and [MOT__] and in no event will [Owner Trustee] in its individual capacity or any beneficial owner of the Issuer and [MOT__] have any liability for the representations, warranties, covenants, agreements or other obligations of the Issuer hereunder, as to all of which recourse may be had solely to the assets of the Issuer and [MOT__].  For all purposes of this Agreement, in the performance of any duties or obligations of the Issuer and [MOT__] hereunder, the Owner Trustee is subject to, and entitled to the benefits of, the terms and provisions of the Trust Agreement.

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, [the][each] Depositor, the Issuer, [MOT__,] the Servicer and the Back-up Servicer have caused this Back-up Servicing Agreement to be duly executed by their respective duly authorized officers, all as of the day and year first above written.

Ford Credit Floorplan Corporation,
as a Depositor

By:
Name
Title:

Ford Credit Floorplan LLC,
as a Depositor

By:
Name
Title:

Ford Motor Credit Company LLC,
as Servicer

By:
Name
Title:

[Signature Page to Back-up Servicing Agreement]

Ford Credit Floorplan Master Owner Trust __,
as Issuer

By:	[Owner Trustee], not in its individual capacity, but solely as Owner Trustee

By:
Name
Title:

[Ford Credit Floorplan Master Owner Trust __,
as MOT__

By:	[Owner Trustee], not in its individual capacity, but solely as Owner Trustee

By:
Name
Title:

[Back-up Servicer,
as Back-up Servicer
By:
Name
Title:

[Signature Page to Back-up Servicing Agreement]

Exhibit A

Form of Back-up Servicer Notice

[Back-up Servicer]
[address]

[date]

[Indenture Trustee],
as Indenture Trustee
[address]
Attention: Corporate Trust Administration

Ford Motor Credit Company LLC
c/o Ford Motor Company
World Headquarters, Suite 801-C1
One American Road
Dearborn, Michigan 48126
Attention: Securitization Operations Supervisor

Re:	Ford Credit Floorplan Master Owner Trust

Reference is made to the Back-up Servicing Agreement, dated as of ________, 20__ (the "Agreement"), among [Ford Credit Floorplan Corporation] [and] [Ford Credit Floorplan LLC], as Depositor[s], Ford Motor Credit Company LLC, as Servicer, Ford Credit Floorplan Master Owner Trust __, as Issuer, [Ford Credit Floorplan Master Owner Trust __], and [Back-up Servicer], as Back-up Servicer.  Capitalized terms used but not defined herein have the meanings specified in the Agreement.

Pursuant to Section 2.01(c) of the Agreement, the Back-up Servicer confirms that it has reviewed the Distribution Date Statement and the Monthly Data File provided by the Servicer for the [__________] Collection Period and [certifies that it has confirmed the accuracy of the Distribution Date Statement][notifies you that it has discovered the following discrepancies in the Distribution Date Statement:  [describe discrepancies]].

Very Truly Yours,

[Back-up Servicer],
as Back-up Servicer

By:
Name:
Title:

A-1